Exhibit 10.10
THIRD AMENDMENT TO THE
PHELPS DODGE CORPORATION
DIRECTORS STOCK UNIT PLAN
     Effective as of January 1, 1997, Phelps Dodge Corporation (“Corporation”) adopted the Phelps Dodge Corporation Directors Stock Unit Plan (the “Plan”) in order to attract, retain and motivate the best qualified directors for the benefit of the Corporation and its shareholders. Subsequently, the Plan was amended and restated, effective January 1, 1998, to reflect the replacement of the Retirement Plan for Directors of Phelps Dodge Corporation by the Plan and to change the name of the Plan. The First Amendment to the Plan was adopted effective as of January 1, 2001 and the Second Amendment was adopted effective as of July 1, 2004.
     By this Third Amendment, the Corporation intends to amend the Plan to permit the Board to award Units to any individual who became an Eligible Director after November 15, 2005 and on or prior to December 31, 2006.
     1. The provisions of this Third Amendment shall be effective as of the date this Third Amendment is adopted by the Board. This Third Amendment shall amend only the provisions of the Plan as set forth herein and those provisions not expressly amended hereby shall remain in full force and effect.
     2. The following is inserted as Section 3(b), with the existing Sections 3(b), 3(c) and 3(d) to be re-designated as Sections 3(c), 3(d) and 3(e), respectively:
     Awards to Newly-Appointed Directors. Notwithstanding the provisions of Section 3(a), an individual who becomes an Eligible Director after November 15, 2005 and on or before December 31, 2006 shall receive an award of Units, with the number of Units to be awarded to any such individual to equal the quotient of (i) the product of (A) $75,000 multiplied by (B) a fraction, the numerator of which shall equal the anticipated number of days during calendar year 2006 during which such individual is expected to serve as an Eligible Director and the denominator of which shall equal 365 and (ii) the Fair Market Value as of the day preceding the date of Grant; provided that such individual has been a Director continuously from the date he or she became an Eligible Director through the date of Grant. For purposes of the immediately preceding sentence, the date of Grant shall be the earlier to occur of (a) the 30-day anniversary of the later of (1) such individual’s commencement of service as an Eligible Director and (2) the date on which this Third Amendment is adopted by the Board and (b) December 31, 2006. Notwithstanding the provisions of Section 5(a), an initial Participation Agreement with respect to any such award must be executed and delivered to the Committee prior to the date specified in clause (a) of the immediately preceding sentence.

     3. Section 2. of the Plan is amended by deleting the definition of “Committee” and replacing it with the following:
     “Committee” shall mean the Committee on Directors and Corporate Governance of the Board.
     IN WITNESS WHEREOF, Phelps Dodge Corporation has caused this Third Amendment to be executed this 1st day of February, 2006.

PHELPS DODGE CORPORATION
By:	/s/ Nancy F. Mailhot
Its: Vice President – Human Resources

2